Equity Index-Linked Notes (with a buffer level equal to 60% of the initial index level) Linked to the S&P Homebuilding Select Industry Index

Filed pursuant to Rule 433
Registration Statement No. 333-140456
August 4, 2008

Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	S&P Homebuilding Select Industry Index (the “Index”) (Bloomberg ticker: “SPSIHO”)

Currency:	United States dollar (“$” or “USD”)

Face Amount:	Each note will have a face amount equal to $1,000; $126,667,000 in the aggregate for all the offered notes

We may decide to sell additional notes after the Trade Date but prior to the Settlement Date at an issue price (and underwriting discount and net proceeds) that differs from the original issue price.

Original Issue Price:	100% of face amount

Denominations:	$1,000, and integral multiples of $1,000 in excess thereof

Trade Date:	August 4, 2008

Settlement Date:	August 18, 2008

Stated Maturity Date:	September 21, 2010, unless postponed due to non-business days

Averaging Dates:	August 31, 2010, September 1, 2010, September 2, 2010, September 3, 2010, and September 7, 2010, unless postponed due to a market disruption event or a non-trading day)

Determination Date:	September 7, 2010, unless postponed due to a market disruption event or a non-trading day)

Initial Index Level:	1675

Final Index Level:	The arithmetic average of the closing level of the index on the specified Averaging Dates

Index Return:	The result of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage.

Payment Amount:	On the stated maturity date, you will receive an amount in cash per note equal to:

• If the final index level is greater than or equal to the cap level, the maximum settlement amount

• If the final index level is greater than the initial index level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the participation rate times (iii) the index return

• If the final index level is equal to or less than the initial index level but greater than or equal to the buffer level, the $1,000 face amount

• If the final index level is less than the buffer level,
$1,000 face amount times the final index level divided by the buffer level

     In this last case the payment amount you will receive at maturity shall be less than your principal amount invested in the note and you may lose a significant amount or even all of your investment in the note.

Investors can lose 100% of the principal invested. The notes are not principal protected.

Participation Rate:	100%

Cap Level:	164% of the initial index level (equal to a 64% index return)

Maximum Settlement Amount:	164% of the face amount

Buffer Level:	60% of the initial index level

No interest:	The notes will not bear interest

No listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP:	282645563

ISIN:	US2826455634

Net Proceeds to Issuer:	99.75% of face amount

Time of Trade:	4:23 PM, August 4, 2008, NY time

Disclaimers

“Standard & Poor’s®”, “S&P®” and the “S&P Homebuilding Select Industry Index®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s does not make any representations regarding the advisability of investing in the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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